Exhibit 99.1

Blackout Notice

August 31, 2006

1.	This notice is to inform you that the Aviall, Inc. Employee Savings Plan (the “Plan”) will be making the following investment changes to the Plan in connection with the acquisition of Aviall, Inc. (“the Company”) by The Boeing Company:

•	Effective September 14, 2006 at 12 p.m. Central Time, the Aviall common stock fund (the “AVL Fund”) will be removed as a future fund election in the Plan and will no longer be available for new investment;

•	Effective September 14, 2006, all future fund elections directed to the AVL Fund will be transferred to the Stable Value Fund; and

•	If the acquisition is approved by the shareholders on September 19, 2006, any Aviall common stock owned by the Plan will be converted to cash.

2.	As a result of these changes, you will be unable to direct your investments into the AVL Fund after 12 p.m. Central Time on September 14, 2006. If you currently have investments in the AVL Fund in the Plan, you will continue to be able to sell your existing investments in the AVL Fund up to 12 p.m. on September 19, 2006. After September 19, 2006, your investments in the AVL Fund will be converted to cash. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.	The blackout period for the plan is expected to begin at 12 p.m. on September 14, 2006 and is expected to end on or about September 22, 2006. If you have any questions during this period, please contact Participant Services at the number below. You will need your Account Number or VRU ID and Personal Identification Number (PIN) when accessing your account via the Plan’s website or by calling the VRU or contacting Participant Services.

4.	During the blackout period, you will be unable to direct or diversify the assets held in your plan account into the AVL Fund, and for the period after 12 p.m. on September 19, 2006, out of the AVL Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

5.	Generally, a blackout notice is required by federal law to be furnished to you at least 30 days in advance of the last date on which you could exercise your affected rights immediately before any blackout period begins, in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. We are unable to furnish 30 days advance notice because we initially understood that the restriction of your rights would last for fewer than 3 days. By law, only restrictions of more than 3 consecutive business days are considered “blackouts,” therefore no blackout notice would have been required. However, we were recently informed that the restrictions would last longer than 3 consecutive business days. As a result, and because of events that were unforeseeable and circumstances that were beyond our control, we were unable to provide you with the 30 days advance notice required by law.

6.	If you have any questions concerning this notice, you should contact Participant Services at 1-800-777-401k (English) or 1-800-680-401k (español) 7 a.m. to 9 p.m. Central time, Monday through Friday on any day the NYSE is open for trading – you will need your PIN and one of the following: Account Number, Web ID or VRU ID.

Securities provided through 401(k) Investment Services, Inc., Member NASD/SIPC. An affiliate of The 401(k) Company.